Exhibit 23.1

CONSENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Annual Report [Form 40-F] of BlackBerry Limited [the "Company"] for the year ended February 29, 2016 of our reports dated April 1, 2016 with respect to the consolidated financial statements of the Company included herein, and the effectiveness of internal control over financial reporting.

We also consent to the incorporation by reference in the Registration Statements [Form S-8 Nos. 333-85294, 333-100684, 333-150470, 333-177149, 333-189880, 333-192986, 333-192987, 333-197636, 333-206480 and 333-209525] pertaining to the Company's stock option plans of our reports dated April 1, 2016 with respect to the consolidated financial statements of the Company included herein, and the effectiveness of internal control over financial reporting.

Kitchener, Canada,	/s/ Ernst & Young LLP
April 1, 2016	Chartered Professional Accountants
Licensed Public Accountants